Exhibit 99.1

Media Contact	Investor Contact
Lee Underwood	Bob May
Media Relations	Investor Relations
(706) 644-0528	(706) 649-3555

Synovus Announces Earnings for the First Quarter 2017

Diluted Earnings per Share of $0.56, up 44.1% vs. 1Q16

Also Announces Definitive Agreement with World’s Foremost Bank and Capital One

COLUMBUS, Ga., April 17, 2017 – Synovus Financial Corp. (NYSE: SNV) today reported financial results for the quarter ended March 31, 2017.

First Quarter Highlights

•	Net income available to common shareholders for the first quarter 2017 was $69.3 million or $0.56 per diluted share as compared to $66.0 million or $0.54 per diluted share for the fourth quarter 2016 and $50.0 million or $0.39 per diluted share for the first quarter 2016.

•	Adjusted earnings per diluted share for the first quarter 2017 were $0.57, a 5.4% increase from the fourth quarter 2016 and a 29.8% increase from the first quarter 2016.

•	Total average loans grew $313.0 million or 5.4% annualized from the previous quarter and $1.45 billion or 6.4% as compared to the first quarter 2016.

•	Total average deposits grew $257.6 million or 4.2% annualized from the previous quarter and $1.71 billion or 7.4% as compared to the first quarter 2016.

•	Total revenues[1] of $304.1 million, up $2.4 million or 0.8% from the previous quarter and 8.1% from the first quarter 2016.

•	Net interest margin of 3.42%, up 13 basis points from the previous quarter and up 15 basis points from the first quarter 2016.

•	Efficiency ratio of 64.84% improved 201 basis points from the first quarter 2016.

•	Adjusted efficiency ratio[2] of 62.25% improved 129 basis points from the first quarter 2016.

•	Credit quality metrics remained favorable with a net charge-off ratio of 12 basis points, down 2 basis points from the previous quarter and down 1 basis point from the first quarter 2016.

•	Return on average common equity of 9.97%, up 55 basis points from the previous quarter and up 289 basis points from the first quarter 2016.

•	Return on average tangible common equity of 10.26%, up 61 basis points from the previous quarter and up 311 basis points from the first quarter 2016.

[1]	Consist of net interest income and non-interest income excluding investment securities gains, net.
[2]	Adjusted efficiency ratio: 2016 ratios reflect changes to conform to current year presentation. Foreclosed real estate expense, net and other credit costs are now included in the calculation of the adjusted efficiency ratio, and (decrease) increase in fair value of private equity investments, net is excluded from the calculation.

“We are pleased with our strong first quarter performance, highlighted by an 8 percent year-over-year revenue increase driven by steady balance sheet growth and expanded net interest margin,” said Kessel D. Stelling, Synovus chairman and CEO. “We remain confident in our ability to deliver on our 2017 financial targets, and we are excited about the work underway to prepare for our 2018 transition to a single brand. Leveraging a common brand while maintaining our local, relationship-centered delivery model will further boost Synovus brand awareness and enhance our ability to promote our broader banking capabilities to prospects and existing customers.”

Balance Sheet

•	Total loans ended the quarter at $24.26 billion, up $402.1 million or 6.8% annualized from the previous quarter and up $1.50 billion or 6.6% as compared to the first quarter 2016.

•	Commercial and industrial loans grew by $188.8 million or 6.6% annualized from the previous quarter and $931.3 million or 8.6% as compared to the first quarter 2016.

•	Consumer loans grew by $119.7 million or 9.8% annualized from the previous quarter and $719.8 million or 16.5% as compared to the first quarter 2016.

•	Commercial real estate loans grew by $93.2 million or 5.1% annualized from the previous quarter and declined $154.4 million or 2.0% as compared to the first quarter 2016.

•	Total average loans grew $313.0 million or 5.4% annualized from the previous quarter and $1.45 billion or 6.4% as compared to the first quarter 2016.

•	Total average deposits for the quarter were $24.92 billion, up $257.6 million or 4.2% annualized from the previous quarter and $1.71 billion or 7.4% as compared to the first quarter 2016.

•	Average core transaction deposits[3] grew $371.7 million or 8.5% annualized from the previous quarter and $1.61 billion or 9.7% as compared to the first quarter 2016.

Core Performance

•	Total revenues[1] were $304.1 million, up $2.4 million or 0.8% from the previous quarter and 8.1% from the first quarter 2016.

•	Net interest income was $239.9 million, up $6.4 million or 2.7% from the previous quarter and 10.0% from the first quarter 2016.

•	Net interest margin was 3.42%, up 13 basis points from the previous quarter. Yield on earning assets was 3.88%, up 15 basis points from the previous quarter, and the effective cost of funds was 0.46%, up 2 basis points from the previous quarter.

•	Total non-interest income was $71.8 million, down $2.2 million or 2.9% compared to the previous quarter and up 13.8% from first quarter 2016.

•	Adjusted non-interest income was $66.0 million, down $2.6 million or 3.8% from the previous quarter and up 4.0% as compared to the first quarter 2016.

•	Core banking fees[4] were $32.7 million, down $2.8 million or 7.8% from the previous quarter and 1.8% from the first quarter 2016.

•	Gains from sale of GGL/SBA loans were $730 thousand, down $1.4 million or 66.4% from the previous quarter and up 2.7% from the first quarter 2016.

[3]	Consist of non-interest bearing, NOW/Savings, and money market deposits excluding SCMs.
[4]	Include service charges on deposit accounts, bankcard fees, letter of credit fees, ATM fee income, line of credit non-usage fees, gains from sales of government guaranteed loans, and miscellaneous other service charges.

•	Fiduciary and asset management fees, brokerage revenue, and insurance revenues were $20.7 million, up $334 thousand or 1.6% from the previous quarter and 10.3% from the first quarter 2016.

•	Mortgage banking income was $5.8 million, up $262 thousand or 4.8% from the previous quarter and 5.1% from the first quarter 2016.

•	Total non-interest expense was $197.4 million, up $4.2 million or 2.2% from the previous quarter and 4.9% from the first quarter 2016.

•	First quarter 2017 total non-interest expense includes $6.5 million in restructuring charges consisting primarily of termination benefits incurred in conjunction with a voluntary early retirement program offered during the quarter.

•	Adjusted non-interest expense was $190.6 million, up $3.6 million or 1.9% from the previous quarter and 6.4% from the first quarter 2016.

•	Employment expense of $107.2 million increased $5.5 million or 5.4% from the previous quarter and 5.8% from the first quarter 2016.

•	Occupancy and equipment expense of $29.3 million increased $1.5 million or 5.3% from the previous quarter and 10.4% from the first quarter 2016.

•	Other operating expenses of $54.1 million decreased $3.4 million or 5.8% from the previous quarter and increased 5.5% from the first quarter 2016.

•	Efficiency ratio for the first quarter was 64.84% as compared to 63.98% in the previous quarter and 66.85% in the first quarter 2016.

•	Adjusted efficiency ratio[2] for the first quarter was 62.25% as compared to 61.81% in the previous quarter and 63.54% in the first quarter 2016.

Credit Quality

•	Non-performing loans were $158.4 million at March 31, 2017, up $5.0 million or 3.3% from the previous quarter and down $19.8 million or 11.1% from March 31, 2016. The non-performing loan ratio was 0.65% at March 31, 2017, as compared to 0.64% at the end of the previous quarter and 0.78% at March 31, 2016.

•	Total non-performing assets were $187.2 million at March 31, 2017, down $11.5 million or 6.6% from the previous quarter and down $29.4 million or 13.6% from March 31, 2016. The non-performing asset ratio was 0.77% at March 31, 2017, as compared to 0.74% at the end of the previous quarter and 0.95% at March 31, 2016.

•	Net charge-offs were $6.9 million in the first quarter 2017, down $1.4 million or 16.8% from $8.3 million in the previous quarter and 6.0% from the first quarter 2016. The annualized net charge-off ratio was 0.12% in the first quarter as compared to 0.14% in the previous quarter and 0.13% in the first quarter 2016.

•	Total delinquencies (consisting of loans 30 or more days past due and still accruing) remain low at 0.26% of total loans at March 31, 2017 as compared to 0.27% the previous quarter and 0.28% at March 31, 2016.

Capital Ratios

•	Ratios reflect repurchase of $15.1 million in common stock during the first quarter 2017.

•	Common Equity Tier 1 ratio was 9.86% at March 31, 2017 compared to 9.96% at December 31, 2016.

•	Tier 1 Capital ratio was 10.18% at March 31, 2017 compared to 10.07% at December 31, 2016.

•	Total Risk Based Capital ratio was 12.09% at March 31, 2017 compared to 12.01% at December 31, 2016.

•	Tier 1 Leverage ratio was 9.13% at March 31, 2017 compared to 8.99% at December 31, 2016.

•	Tangible Common Equity ratio was 9.04% at March 31, 2017 compared to 9.09% at December 31, 2016.

Definitive Agreement with World’s Foremost Bank and Capital One

On April 17, 2017, Synovus Bank entered into a definitive agreement to acquire certain assets and assume certain liabilities of World’s Foremost Bank (“WFB”), a wholly-owned subsidiary of Cabela’s Incorporated (NYSE: CAB) (“Cabela’s”). Immediately following the closing of this transaction, Synovus will sell the credit card assets and related liabilities to Capital One Bank (USA), National Association, a bank subsidiary of Capital One Financial Corporation (NYSE: COF) (“Capital One”), while retaining the approximately $1.2 billion brokered time deposit portfolio. Pursuant to the terms of the agreement, Synovus will receive $75 million in consideration from Cabela’s and Capital One. The transaction is expected to close in the third quarter of 2017 and is subject to customary regulatory approvals as well as completion of the Cabela’s and Bass Pro Shops merger announced in October 2016.

“This transaction will provide Synovus with additional liquidity to support organic growth, as well as incremental capital that can be utilized to accelerate progress toward achieving our stated long-term ROA and efficiency goals,” said Stelling.

First Quarter Earnings Conference Call

Synovus will host an earnings highlights conference call at 8:30 a.m. EDT on April 18, 2017. The earnings call will be accompanied by a slide presentation. Shareholders and other interested parties may listen to this conference call via simultaneous Internet broadcast. For a link to the webcast, go to investor.synovus.com/event. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

Synovus Financial Corp.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with over $30 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services to customers through 28 locally-branded divisions, 248 branches, and 327 ATMs in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was recognized as one of America’s Most Reputable Banks by American Banker and the Reputation Institute in 2016 and 2015, and was named “Best Regional Bank, Southeast” by MONEY Magazine for 2016-2017. Synovus is on the web at synovus.com, on Twitter @synovus, and on LinkedIn at http://linkedin.com/company/synovus.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, among others, our expectations regarding deposits, loan growth and the net interest margin; expectations on our growth strategy, expense initiatives, capital management and future profitability; expectations on credit trends and key credit metrics; expectations on the impact of certain transactions on our financial performance, expectations on opportunities and alternatives to deploy additional capital as a result of such transactions and expectations regarding the closing or benefits of such transactions; and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of Synovus to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict.

These forward-looking statements are based upon information presently known to Synovus’ management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 under the captions “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and in Synovus’ quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures

The measures entitled adjusted diluted earnings per share; average core transaction deposits; adjusted non-interest income; adjusted non-interest expense; adjusted efficiency ratio; return on average tangible common equity; tangible common equity ratio; and common equity Tier 1 (CET1) ratio (fully phased-in) are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are diluted earnings per share; total average deposits; total non-interest income; total non-interest expense; efficiency ratio; return on average common equity; total shareholders’ equity to total assets ratio; and the CET1 ratio, respectively.

Management believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist management, investors, and bank regulators in evaluating Synovus’ operating results, financial strength, the performance of its business and the strength of its capital position. However, these non-GAAP measures have inherent limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of operating results or capital position as reported under GAAP. Adjusted diluted earnings per share is a measure used by management to evaluate operating results exclusive of items that are not indicative of ongoing operations and impact period-to- period comparisons. Average core transaction deposits is a measure used by management to evaluate organic growth of deposits and the quality of deposits as a funding source. Adjusted non-interest income is a measure utilized by management to measure non-interest income exclusive of net investment securities gains/losses and changes in fair value of private equity investments, net. Adjusted non-interest expense and the adjusted efficiency ratio are measures utilized by management to measure the success of expense management initiatives focused on reducing recurring controllable operating costs. Return on average tangible common equity is a measure used by management to compare Synovus’ performance with other financial institutions because it calculates the return available to common shareholders without the impact of intangible assets and their related amortization, thereby allowing management to evaluate the performance of the business consistently. The tangible common equity ratio and the common equity Tier 1 (CET1) ratio (fully phased-in) are used by management and bank regulators to assess the strength of our capital position. These non-GAAP financial measures should be considered as additional views of the way our financial measures are affected by significant items and other factors, and since they are not required to be uniformly applied, they may not be comparable to other similarly titled measures at other companies and should not be considered as substitutes for diluted earnings per share; total average deposits; total non-interest income; total non-interest expense; efficiency ratio; return on average common equity; total shareholders’ equity to total assets ratio, and the CET1 ratio determined in accordance with GAAP, and may not be comparable to other similarly titled measures at other companies.

The computations of adjusted diluted earnings per share; average core transaction deposits; adjusted non-interest income; adjusted non-interest expense; adjusted efficiency ratio; return on average tangible common equity; tangible common equity ratio; and common equity Tier 1 (CET1) ratio (fully phased-in) and the reconciliation of these measures to diluted earnings per share; total average deposits; total non-interest income; total non-interest expense; efficiency ratio; return on average common equity; total shareholders’ equity to total assets ratio, and the CET1 ratio are set forth in the tables below.

Reconciliation of Non-GAAP Financial Measures
(dollars in thousands)	1Q17	4Q16	1Q16
Adjusted Diluted Earnings per Share
Net income available to common shareholders	$69,298	65,990	49,972
Add: Litigation settlement expense	—	—	2,700
Add: Restructuring charges	6,511	42	1,140
Add: Merger-related expense	86	1,086	—
Add: Fair value adjustment to Visa derivative	—	4,716	360
Add: Loss on early extinguishment of debt	—	—	4,735

Add: Decrease in fair value of private equity investments, net	1,814	499	391
Subtract: Investment securities gains, net	(7,668)	(5,885)	(67)
Tax effect of adjustments	(267)	(167)	(3,389)

Adjusted net income available to common shareholders	$69,774	66,281	55,842

Weighted average common shares outstanding, diluted	123,059	123,187	127,857

Adjusted diluted earnings per share	$0.57	0.54	0.44

Average Core Transaction Deposits
Total average deposits	$24,918,855	24,661,265	23,210,263
Subtract: Average brokered deposits	(1,380,786)	(1,380,931)	(1,095,239)
Subtract: Average time deposits excluding average SCM time deposits	(3,151,888)	(3,147,620)	(3,137,378)
Subtract: Average state, county, and municipal (SCM) deposits	(2,238,324)	(2,356,567)	(2,440,749)

Average core transaction deposits	$18,147,857	17,776,147	16,536,897

Adjusted Non-interest Income
Total non-interest income	$71,839	74,006	63,147
Subtract: Investment securities gains, net	(7,668)	(5,885)	(67)
Add: Decrease in fair value of private equity investments, net	1,814	499	391

Adjusted non-interest income	$65,985	68,620	63,471

Adjusted Non-interest Expense
Total non-interest expense	$197,388	193,209	188,233
Subtract: Restructuring charges	(6,511)	(42)	(1,140)
Subtract: Fair value adjustment to Visa derivative	—	(4,716)	(360)
Subtract: Litigation settlement expense	—	—	(2,700)
Subtract: Loss on early extinguishment of debt	—	—	(4,735)
Subtract: Merger-related expense	(86)	(1,086)	—
Subtract: Amortization of intangibles	(183)	(400)	(121)

Adjusted non-interest expense	$190,608	186,965	179,177

Reconciliation of Non-GAAP Financial Measures, continued

(dollars in thousands)	1Q17	4Q16	1Q16
Adjusted Efficiency Ratio
Adjusted non-interest expense	$190,608	$186,965	179,177
Net interest income	239,927	233,530	218,193
Add: Tax equivalent adjustment	309	322	305
Add: Total non-interest income	71,839	74,006	63,147
Add: Decrease in fair value of private equity investments, net	1,814	499	391
Subtract: Investment securities gains, net	(7,668)	(5,885)	(67)

Total revenues	$306,221	$302,472	281,969
Adjusted efficiency ratio	62.25%	61.81	63.54

Return on average tangible common equity
Total average shareholders’ equity	$2,943,643	2,912,687	2,966,497
Average Series C Preferred Stock	(125,980)	(125,980)	(125,980)

Total average common equity	2,817,663	2,786,707	2,840,517
Average goodwill	(59,649)	(55,144)	(24,431)
Average other intangible assets, net	(13,177)	(233)	(367)

Average tangible common equity	$2,744,837	2,731,330	2,815,719
Net income available to common shareholders, annualized	281,043	262,526	200,983
Amortization of intangibles, annualized and after-tax	469	1,022	307

Adjusted net income available to common shareholders, annualized	$281,512	263,528	201,290
Return on average tangible common equity	10.26%	9.65	7.15

Tangible common equity ratio
Total assets	$30,679,589	30,104,002	29,171,257
Subtract: Goodwill	(57,010)	(59,678)	(24,431)
Subtract: Other intangible assets, net	(12,137)	(13,223)	(277)

Tangible assets	$30,610,442	30,031,101	29,146,549

Total shareholders’ equity	$2,962,127	2,927,924	2,953,268
Subtract: Goodwill	(57,010)	(59,678)	(24,431)
Subtract: Other intangible assets, net	(12,137)	(13,223)	(277)
Subtract: Series C Preferred Stock, no par value	(125,980)	(125,980)	(125,980)

Tangible common equity	$2,767,000	2,729,043	2,802,580

Tangible common equity ratio	9.04%	9.09	9.62

Common Equity Tier 1 (CET1) ratio (fully phased-in)
Common Equity Tier 1 (CET1)	$2,672,649	2,654,287	2,609,191
Adjustment related to capital components	(39,834)	(94,387)	(125,980)

CET1 (fully phased-in)	$2,632,815	2,559,900	2,483,211

Total risk-weighted assets (fully phased-in)	$27,332,093	26,909,755	26,231,764
Common Equity Tier 1 (CET1) ratio (fully phased-in)	9.63%	9.51	9.47